MEYERS INVESTMENTS TRUST

Amendment No. 2 to Agreement and Declaration of Trust

The undersigned President of MEYERS INVESTMENTS TRUST (the “Trust”) hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust at a meeting on August 13, 2008:

Resolved that pursuant to Section 7.3 of the Agreement and Declaration of Trust of Meyers Investments Trust (the "Trust") we hereby amend in entirety Section 1.1 to read as follows:

This Trust shall be known as "MEYERS CAPITAL INVESTMENTS TRUST" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.  The principal office of the Trust shall be located at 2695 Sandover Road, Columbus, Ohio 43220 or any other place as determined from time to time by the Trustees and reported to the Secretary of the State of Ohio.

Further resolved that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, the first paragraph of  Sectiom 4.2 is hereby amended in its entirety to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate one Series of Shares: the “Meyers Capital Aggressive Growth Fund.”  The Shares of this Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

The above paragraphs shall supersede and take the place of Section 1.1 and the existing first paragraph for Section 4.2, respectively, of the Agreement and Declaration of Trust.

This document shall have the status of an Amendment to said Agreement and Declaration of Trust and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: August 14, 2008
/s/ Frank B. Meyers_ _____ Frank B. Meyers, President

/s/ Faron L. Tabor II

Notary Public

State of Ohio

My Comm. Expires

November 20, 2012

680633.2